Exhibit 5.2

DLA Piper LLP (US)
1251 Avenue of the Americas
New York, NY 10020-1104
www.dlapiper.com
T: 212.335.4500
F: 212.335.4501

April 1, 2025

Globant S.A.

37A, Avenue J.F. Kennedy

L-1855, Luxembourg

Re:      Globant S.A. -- Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as United States counsel to Globant S.A., a société anonyme organized under the laws of the Grand Duchy of Luxembourg (the “Company”), in connection with the preparation and filing of a registration statement on Form F-3 (the “Registration Statement”) by the Company with the U.S. Securities and Exchange Commission (the “Commission”) on April 1, 2025, including a base prospectus (the “Prospectus”), which provides that it will be supplemented by one or more prospectus supplements (each such prospectus supplement, together with the Base Prospectus, a “Prospectus”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the issuance and sale, from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, by the Company of the Company’s:

(i)	common shares, nominal value $1.20 per share (“Common Shares”);

(ii)	debt securities (“Debt Securities”) under an indenture, in the form attached as an exhibit to the Registration Statement, to be entered into by the Company with a trustee pursuant to the Trust Indenture Act of 1939, as amended (the “Indenture”);

(iii)	warrants (“Warrants”) to purchase Common Shares and/or Debt Securities;

(iv)	rights (“Rights”) to purchase Common Shares;

(v)	units (“Units”) consisting of any combination of Common Shares, Debt Securities, Warrants and Rights;

(collectively, Common Shares, Debt Securities, Warrants, Rights and Units are referred to herein as the “Securities”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States of America, as in effect on the date hereof. With respect to the laws of the Grand Duchy of Luxembourg, we understand that you are relying upon the opinion, dated the date hereof, of Arendt & Medernach SA, counsel to the Company in Luxembourg, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such law as are contained in such opinion of Arendt & Medernach SA.

Globant S.A. April 1, 2025 Page Two

For purposes of this opinion letter, we have assumed that (i) the Company shall continue to be validly existing; (ii) the Company shall have obtained any consent, approval, license or exemption by, or order or authorization of, and shall have made any filing, recording or registration with, any governmental or regulatory authority, in each case to the extent required by applicable law; (iii) with respect to Debt Securities, (a) the Indenture and any supplemental indenture relating to such Debt Securities shall have been duly authorized, executed and delivered in accordance with applicable law, (b) the Indenture and any supplemental indenture relating to such Debt Securities shall be governed by the laws of the State of New York, (c) the terms of such Debt Securities shall have been established in conformity with the Indenture and any supplemental indenture and the laws of the State of New York and (d) such Debt Securities shall have been duly authorized, executed and delivered in accordance with the Indenture and any supplemental indenture and applicable law; (iv) with respect to Warrants, (a) the Warrants and each of the agreements pursuant to which such Warrants will be issued shall be governed by the laws of the State of New York and shall have been duly authorized, executed and delivered in accordance with applicable law, (b) the terms of such Warrants shall have been established in conformity with applicable law and each of the agreements pursuant to which such Warrants will be issued and (c) such Warrants shall have been duly authorized, executed and delivered in accordance with applicable law and the applicable agreement pursuant to which such Warrants will be issued; (v) with respect to Rights, (a) the Rights and each of the agreements pursuant to which such Rights will be issued shall be governed by the laws of the State of New York and shall have been duly authorized, executed and delivered in accordance with applicable law, (b) the terms of such Rights shall have been established in conformity with applicable law and each of the agreements pursuant to which such Rights will be issued and (c) such Rights shall have been duly authorized, executed and delivered in accordance with applicable law and the applicable agreement pursuant to which such Rights will be issued; and (vi) with respect to Units, (a) the Units and each of the agreements pursuant to which such Units will be issued shall be governed by the laws of the State of New York and shall have been duly authorized, executed and delivered in accordance with applicable law, (b) the terms of such Units shall have been established in conformity with applicable law and each of the agreements pursuant to which such Units will be issued and (c) such Units shall have been duly authorized, executed and delivered in accordance with applicable law and the applicable agreement pursuant to which such Units will be issued.

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1.	The Debt Securities will be valid and binding obligations of the Company.

2.	The Warrants will be valid and binding obligations of the Company.

3.	The Rights will be valid and binding obligations of the Company.

4.	The Units will be valid and binding obligations of the Company.

The foregoing opinions are qualified to the extent that the enforceability of any document, instrument or the Securities may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

Globant S.A. April 1, 2025 Page Three

Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Securities or the Registration Statement.

The opinions and statements expressed herein are as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law which may hereafter occur.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and the reference to DLA Piper LLP (US) under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA PIPER LLP (US)